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SEMPRA ENERGY REPORTS
INCREASED FIRST-QUARTER EARNINGS
ON NEW BUSINESS GROWTH

2001 Earnings Guidance Raised to $2.50 Per Share

      SAN DIEGO, April 26, 2001 - Sempra Energy (NYSE: SRE) today reported earnings for the first quarter of 2001 of $178 million, or $0.88 per diluted share, compared with $113 million, or $0.49 per diluted share, for the same period of 2000.

      The 58-percent growth in corporate earnings was driven by newer subsidiaries that are broadening Sempra Energy's earnings base and extending its global reach. The earnings of the California utility operations, San Diego Gas & Electric (SDG&E) and Southern California Gas Co. (SoCalGas), were essentially unchanged from the first quarter of 2000.

      Sempra Energy Trading contributed $86 million to Sempra Energy's net income, or 48 percent of Sempra Energy's first-quarter 2001 total. This represents an increase of $68 million over the same period a year ago, driven by both increased volatility in energy commodity markets worldwide and higher trading volumes. Based in Stamford, Conn., Sempra Energy Trading is one of the fastest growing wholesale commodity traders in the United States, marketing natural gas, electricity, crude oil and risk-management products worldwide.

      Sempra Energy's first-quarter earnings also benefited from a one-time $0.10-per-share gain from the sale of the company's stake in Energy America, a retail energy-marketing firm. The transaction closed Jan. 22, 2001.

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      Revenues for Sempra Energy increased 136 percent to $3.3 billion in the first quarter, compared with $1.4 billion in the same period of 2000. About three-quarters of the revenue increase was due to higher electricity and natural gas costs incurred by SDG&E and SoCalGas. The remainder was due primarily to the doubling of revenues to $570 million by Sempra Energy's unregulated businesses, specifically Sempra Energy Solutions and Sempra Energy Trading.

      "We are encouraged by the success of our newer energy businesses - a critical part of our strategy to develop diverse and complementary enterprises that fuel our earnings growth and increase shareholder returns," said Stephen L. Baum, chairman, president and chief executive officer of Sempra Energy. "These new directions translate directly into increased shareholder value."

      "Our utilities remain strong and we continue to work with state and federal officials to propose solutions to the serious supply-demand imbalance and the structural inefficiencies in the California energy market," said Baum. "Long-term solutions to these issues are vital to the economic health of California and its utilities. Among other initiatives, we are negotiating with the state for the sale of SDG&E's electric-transmission assets. Although we currently have no compelling financial need to sell these assets, we believe an agreement could be one among a series of positive steps toward restructuring California's energy market and helping Calif. Gov. Gray Davis implement his recovery plan for the state."

      To address California's power crisis, Sempra Energy has urged state and federal officials to:

  Expedite the permitting process for new power plant construction;
  Increase energy conservation and efficiency statewide through a variety of incentives and programs;
  Support credit-restoration efforts of the utilities through securitization of debts and/or the state purchase of electric-transmission assets;

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  Impose temporary cost-based rates on certain existing power generating facilities; and,
  Re-impose limits on natural gas transportation rates to California.

Energy Delivery Services

      Net income for SDG&E for the first quarter 2001 was $52 million, unchanged from the first quarter 2000.

      Earlier this month, SDG&E signed an amended agreement under which the California Department of Water Resources (CDWR) will continue to purchase power for all of SDG&E's customers, who are paying 6.5 cents per kilowatt-hour (kWh). Under the agreement, CDWR assumes responsibility for SDG&E's full net-short position through 2002. CDWR is expected to be able to secure power at more favorable prices in the wholesale market because it can negotiate contracts with a duration of up to 10 years, with better credit terms.

      The effect of the agreement is to limit the growth of SDG&E's regulatory balancing account that captures the undercollection of power costs for customers. This account, which totaled $747 million as of March 31, 2001, represents the difference between the wholesale electricity costs that SDG&E has incurred and the 6.5-cents-per-kWh rate that the utility has been allowed to charge its customers. On April 12, 2001, California law AB 43X took effect, extending the 6.5-cent rate cap to include SDG&E's larger commercial and industrial customers, retroactive to Feb. 7, 2001. This law should not add to SDG&E's undercollection, since the revenue shortfall it creates will be covered by CDWR. SDG&E does not expect further significant growth in the undercollection as long as CDWR continues to purchase power on behalf of all the utility's customers.

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      "SDG&E is best positioned among California's investor-owned electric utilities, operating under a different law that provides for SDG&E to recover its prudently incurred undercollected power costs," Baum said. "Nonetheless, SDG&E and SoCalGas are not immune to the problems of California's dysfunctional energy marketplace, and we believe strong regulatory and legislative actions are required to create a workable energy market. SDG&E has a rate-surcharge request pending with the California Public Utilities Commission (CPUC) to help recover its undercollected costs in a more orderly and predictable manner."

      SoCalGas net income for the first quarter of 2001 was $51 million, essentially unchanged from $50 million in the same period of 2000.

      To help meet record-setting natural gas demand by electric generators in Southern California, SoCalGas in the first quarter announced plans to increase customer access to natural gas supplies through improvements to its transmission and storage system. The improvements would allow it to deliver an additional 5 percent (175 million cubic feet) of natural gas per day into its pipeline system by year-end.

Energy Trading

      Sempra Energy Trading's sharp rise in first-quarter net income reflected continuing market volatility, higher trading volumes and growing demand for the company's structured price risk-management products.

      Sempra Energy Trading continues to strengthen the capacity of its operations to deliver sustainable, organic growth. Since the company was acquired in 1997, it has grown from 100 to approximately 350 employees and expanded its geographic reach to serve nearly a dozen markets in North America, Europe and Asia.

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      For the first quarter of 2001, Sempra Energy Trading's physical trading volumes of natural gas were 12.2 billion cubic feet per day (bcfd), up 51 percent from 8.1 bcfd in the first quarter of 2000. Trading volumes of crude oil and liquid products were 2.4 million barrels per day (mbd) in the quarter, up 14 percent from 2.1 mbd in the same period a year ago. The company traded 18 billion kWh of electricity in the United States and Europe, up 154 percent from 7.1 billion kWh in the first quarter of 2000.

      During the first quarter, Sempra Energy Trading announced the acquisition of a 49-percent stake in Risk Capital Management Partners, LLC (RCM), a risk-advisory consulting firm based in New York that provides educational and advisory services to help clients manage their energy risk and credit risk.

Independent Power Generation

      Sempra Energy Resources, the wholesale power-generation subsidiary of Sempra Energy, reported net income of $4 million in the first quarter 2001. The subsidiary broke even during the same period last year.

      The increased earnings reflect the contribution of the 480-megawatt (MW) El Dorado facility near Las Vegas, which is jointly owned with Reliant Energy and had not begun operations in the first quarter of 2000.

      In March and April 2001, Sempra Energy Resources broke ground on two new gas-fired power plants in Phoenix and Bakersfield, Calif. Together, the plants will serve Southwestern markets with 1,770 MW of generating capacity when completed in 2003.

      Also during the quarter, the company announced plans to build a $350-million, 600 MW generating plant near Mexicali, Baja California, Mexico. The plant will supply power to the U.S. electric grid via a new 230-kilovolt transmission line and is scheduled to begin operations in 2003.

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      "Sempra Energy Resources now is beginning to fulfill our expectation that it can become an important complement to our diversified energy services strategy - as well as a source of needed power in the Western United States," Baum said.

International Operations

      Sempra Energy International, which is focused on developing utility operations in faster growing international markets, recorded net income of $5 million in the first quarter 2001, unchanged from the first quarter 2000.

      During the quarter, Sempra Energy International fully subscribed the capacity of the 215-mile North Baja Pipeline. The project, which is scheduled for completion in late 2002, is designed to transport more than 500 million cubic feet a day of natural gas from Arizona to power plants and industrial customers in Baja California, Mexico - including the Sempra Energy Resources Mexicali plant.

Retail Energy Services

      Sempra Energy's retail energy services sector reported net income of $12 million compared with a net loss of $6 million in the comparable period last year.

      The increase was due to Sempra Energy's sale in January 2001 of its 72.5-percent ownership interest in Energy America for $56 million. Excluding the one-time gain from the sale, Sempra Energy's retail energy services sector reported a net loss of $8 million.

      Sempra Energy's retail energy marketing efforts now are concentrated primarily in Sempra Energy Solutions, which offers energy services outsourcing and risk-management services to commercial, industrial and institutional customers in the United States and in Western Europe. Sempra Energy Solutions is on track with its growth goals, more than tripling its revenues in the first-quarter 2001 to $153 million from $46 million in the same quarter last year.

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Parent Company

      Sempra Energy reported that corporate expenses were $39 million in the first quarter 2001, compared with $12 million in the prior year's first quarter. The increase resulted primarily from increases in interest expense and tax expense.

      Higher interest expenses resulted from Sempra Energy and its subsidiaries borrowing against existing credit lines.

Earnings Outlook

      Sempra Energy now anticipates earnings per share for 2001 of approximately $2.50, compared with its previous guidance of $2.20 per share. The increase primarily reflects an expectation of continued robust results from Sempra Energy Trading, but does not reflect the effects of a potential sale of SDG&E electric-transmission assets to the state. These results may vary significantly - higher or lower - depending on market conditions. Regulatory and political developments, particularly at the CPUC, Federal Energy Regulatory Commission and California State Legislature, could also impact earnings positively or negatively.

Internet Broadcast

      Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. Eastern Time with Baum and other Sempra Energy officers, including Neal E. Schmale, executive vice president and chief financial officer, and Frank H. Ault, vice president and controller. For access, log onto the Web site at www.sempra.com. For those unable to access the live Webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (719) 457-0820 and entering passcode number 435372.

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      Sempra Energy (NYSE:SRE - news), based in San Diego, is a Fortune 500 energy services holding company with 12,000 employees and revenues of $7 billion. Through its eight principal subsidiaries -- Southern California Gas Company, San Diego Gas & Electric, Sempra Energy Solutions, Sempra Energy Trading, Sempra Energy International, Sempra Energy Resources, Sempra Communications and Sempra Energy Financial -- Sempra Energy serves more than 9 million customers in the United States, Europe, Canada, Mexico, South America and Asia.

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Legislation Reform Act of 1995. When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "would," "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: national, international, regional and local economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Resources and the Federal Energy Regulatory Commission; capital market conditions, inflation rates and interest rates; energy markets, including the timing and extent of changes in commodity prices; weather conditions; business, regulatory and legal decisions; the pace of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; and other uncertainties, all of which are difficult to predict and many of which are beyond the company's control. These risks and uncertainties are further discussed in the company's reports filed with the Securities and Exchange Commission that are available through the EDGAR system without charge at its Web site, www.sec.gov.

# # #

SEMPRA ENERGY                                                    Table A
CONSOLIDATED INCOME STATEMENT (Unaudited)
                                                     Three Months Ended
                                                          March 31
                                                     ------------------
In Millions of Dollars, Except Per-Share Amounts        2001     2000
-----------------------------------------------------------------------
Revenues and Other Income
California utility revenues
  Natural Gas                                        $   1,881   $  814
  Electric                                                 804      349
Other operating revenues                                   570      279
Other income                                                64       18
                                                     ------------------
                            Total                        3,319    1,460
                                                     ------------------
Expenses
Cost of natural gas distributed                          1,391      390
Electric fuel and net purchased power                      585      133
Operating expenses                                         736      493
Depreciation and amortization                              142      134
Franchise payments and other taxes                          58       51
Preferred dividends/distributions by subsidiaries            7        5
                                                     ------------------
                            Total                        2,919    1,206
                                                     ------------------
Income Before Interest and Income Taxes                    400      254
Interest expense                                            90       73
                                                     ------------------
Income Before Income Taxes                                 310      181
Income taxes                                               132       68
                                                     ------------------
Net Income                                           $     178   $  113
                                                     ==================
Weighted-Average Shares Outstanding (Basic)*           202,285  228,291
                                                     ==================
Weighted-Average Shares Outstanding (Diluted)*         203,033  228,371
                                                     ==================
Net Income Per Share of Common Stock (Basic, Diluted)$    0.88 $   0.49
                                                     ==================
Dividends Declared Per Common Share                  $    0.25 $   0.25
                                                     ==================
*In thousands of shares

KEY CONSOLIDATED BALANCE SHEET STATISTICS (Unaudited)
                                                          March 31
                                                     ------------------
In Millions of Dollars, Except Per-Share Amounts        2001      2000
-----------------------------------------------------------------------
Short-Term Debt                                       $  1,532  $     -
Current Portion of Long-Term Debt                          280      153
Long-Term Debt                                           3,280    3,349
                                                     ------------------
                            Total Debt                   5,092    3,502
Preferred Stock of Subsidiaries                            204      204
Mandatorily Redeemable Trust Preferred Securities          200      200
Common Equity                                            2,629    2,400
                                                     ------------------
                            Total Capitalization      $  8,125  $ 6,306
                                                     ==================
Debt to Total Capitalization                               63%      56%
Book Value per Share                                  $  12.97  $ 11.92
Cash and Cash Equivalents                             $  1,438  $   640

SEMPRA ENERGY                                             Table B

BUSINESS UNIT EARNINGS (Unaudited)
                                     Three Months Ended
                                          March 31
                                    -------------------
                                       2001      2000     Change
-----------------------------------------------------------------
Delivery Services
 SoCal Gas                          $    51   $    50   $    1
 SDG&E                                   52        52        -
                                    -----------------------------
    Subtotal                            103       102        1

Energy Trading                           86        18       68
International                             5         5        -
Generation                                4         -        4
Retail Services                          12        (6)      18
Technology Ventures                      (1)       (2)       1
Financial                                 8         8        -
Parent and Other                        (39)      (12)     (27)
                                    -----------------------------
    Subtotal                             75        11       64
                                    -----------------------------
    Total Net Income                $   178   $   113   $   65
                                    =============================

Shares Outstanding                  203,033   228,371
    (diluted, in thousands)         ------------------
Net Income per Share
    of Common Stock                 $  0.88   $  0.49   $ 0.39
                                    =============================

FINANCIAL HIGHLIGHTS (Unaudited)
                                              Three Months Ended
                                                   March 31
                                              -------------------
                                                  2001       2000
-----------------------------------------------------------------
Capital Expenditures (in millions)
  SoCalGas                                   $      46  $      40
  SDG&E                                      $      68  $      65

Authorized Return on Common Equity
  SoCalGas                                         11.60%  11.60%
  SDG&E                                            10.60%  10.60%

Achieved Return on Common Equity (annualized)
  SoCalGas                                         16.42%  15.61%
  SDG&E                                            19.17%  16.76%
  Sempra                                           27.80%  16.78%

SEMPRA ENERGY                        TABLE C

OPERATING STATISTICS (Unaudited)
                                     Three Months Ended
                                         March 31,
                                    -------------------
                                     2001        2000
                                    -------------------

Delivery Services (California Utilities)

Revenues ($ Millions)
  SDG&E                              1,142         471
  SoCalGas (excludes
    intercompany sales)              1,543         692

Gas Sales (BCF)                        152         133
Transportation and Exchange (BCF)      192         138
                                    -------------------
Total Deliveries (BCF)                 344         271
                                    -------------------

Total Gas Customers (Thousands)      5,830       5,753

Electric Sales (Millions of Kwhs)    4,417       3,794
Direct Access (Millions of Kwhs)       587         879
                                    -------------------
Total Deliveries (Millions of Kwhs)  5,004       4,673
                                    -------------------

Total Electric Customers (Thousands) 1,243       1,223

Energy Trading

Operating Margins ($ Millions)
  North America                        217          42
  Europe/Asia                           32          31
Natural Gas (Physical, BCF/Day)       12.2         8.1
Electric (Physical, Billions
  of Kwhs)                            18.0         7.1
Oil & Liquid Products (Physical,
  Millions Bbls/Day)                   2.4         2.1

International (1)
  Revenues  ($ Millions)               225         197
  Natural Gas Sales (BCF)
    Argentina                           45          42
    Mexico                               7           4
    Chile                               18          14
  Natural Gas Customers (Thousands)
    Argentina                        1,306       1,268
    Mexico                              55          18
    Chile                               31          20
  Electric Sales (Millions of Kwhs)
    Chile                              418         395
    Peru                               933         891
  Electric Customers (Thousands)
    Chile                              395         386
    Peru                               694         681

Retail Services
  Revenues ($ Millions)
    Commercial and Industrial          153          46

(1) Represents 100 percent of these subsidiaries, although all are less than 100 percent owned by Sempra